July 20, 2005


Mr. Douglas W. Weir
Chief Financial Officer
Toreador Resources Corporation
4809 Cole Avenue, Suite 108
Dallas, Texas 75205


	Re:	Toreador Resources Corporation
		Form 10-K, for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
Forms 10-Q for Fiscal Quarter Ended March 31, 2005
Filed May 16, 2005
      Response Letter Dated June 27, 2005
		File No. 0-02517

Dear Mr.Weir:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr. Douglas W. Weir
Toreador Resources Corporation
June 17, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 04-05